Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of First Horizon National Corporation on:

•	Form S-3 (No. 333-229338),
•	Forms S-4 (No. 333-219052 and 333-235757),
•	Forms S-8 (No. 333-16225, 333-16227, 333-70075, 333-91137, 333-92145, 333-56052, 333-73440, 333-73442, 333-108738, 333-108750, 333-109862, 333-212850, 333-123404, 333-124297, 333-124299, 333-133635, 333-156614, 333-166818, 333-181162 and 333-211120)

of our report dated March 2, 2020, with respect to the consolidated financial statements of IBERIABANK Corporation and subsidiaries as of December 31, 2019 and for the year then ended, included in this Current Report on Form 8-K dated April 23, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

 New Orleans, LA

April 23, 2020